Exhibit 24.2

CERTIFICATE OF OFFICER

        I, Robert L. Pratter, Senior Vice President, General Counsel and Secretary of PMA Capital Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, hereby certify that the following resolutions were adopted at the November 7, 2001 meeting of the Board of Directors:

        FURTHER RESOLVED, that the execution and delivery by the officers and directors of the Company of a power-of-attorney appointing Robert L. Pratter, Francis W. McDonnell and Charles A. Brawley, III and each or either of them to be attorneys-in-fact and agents with full power of substitution and resubstitution, for each of such directors and officers and in their name, place and stead, in any and all capacities to sign the Registration Statement and any amendment(s) to the Registration Statement, including any post-effective amendment(s), to file the same with the Commission and to perform all other acts necessary in connection with any matter relating to the Registration Statement and any amendment(s) or post-effective amendment(s) thereto be, and it hereby is, approved, authorized and confirmed in all respects;

        FURTHER RESOLVED, that the Officers of the Company, and each of the them, are hereby authorized to sign the Registration Statement in the name and on behalf of and as attorneys for the Company and each of its directors and officers;

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Corporation, this 13th day of November, 2001.

/s/ Robert L. Pratter Robert L. Pratter